UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 4, 2020

KinerjaPay Corp.

(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-55081

Delaware	42-1771817
(State of Incorporation)	(I.R.S. Employer Identification No.)

Jl. Multatuli, No.8A, Medan Indonesia	20151
(Address of Registrant’s Office)	(ZIP Code)

Registrant’s Telephone Number, including area code: +62-819-6016-168

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2020, KinerjaPay Corp., (OTCQB: KPAY), a digital payment and eCommerce platform, (“KinerjaPay” or the “Registrant”) received the resignation of Mr. Windy Johan as Chief Financial Officer of the Registrant and its wholly owned Indonesian subsidiaries. Prior to the resignation, Mr. Johan, served as the CFO of the Registrant and its Indonesian subsidiaries. Mr. Windy Johan stated in his letter of resignation, a copy of which is attached hereto, that he had no disagreements with the operations, policies or practices of the Registrant or its wholly owned Indonesian subsidiaries.

Mrs. Butet Evans, age 39, Interim Chief Financial Officer: In connection with the resignation of Mr. Johan as the Company’s CFO, on May 4, 2020, the Company appointed Mrs. Butet Evans as Interim CFO. During the past five years, Mrs. Evans has served on the accounting staff of the Registrant and its subsidiaries in Indonesia and has over 18 years of professional experience in finance, tax, accounting, auditing and budgeting. From April 2013 to 2015, Mrs. Evans served as Finance and Accounting Manager at Pt. Graha Andrawina Lestari, with responsibilities for recruiting, training and team management for the finance and accounting staffs, reporting directly to and preparing financial reports for Pt. Graha Andrawina Lestari’s Finance Director. She was also responsible for maintaining accounting controls, defining accounting policies and procedures, monitoring revenue and expenses and management of capital budgeting and discounted cash flow analysis, among other responsibilities.

Item 9.01 Financial Statements and Exhibits

(b) The following documents are filed as exhibits to this current report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
17.5	Letter of Resignation of Mr. Johan, dated April 27, 2020, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KinerjaPay Corp.

By:	/s/ Edwin Witarsa Ng
Name:	Edwin Witarsa Ng
Title:	Chief Executive Officer

Date: May 8, 2020